EXHIBIT 10.2(m)

CYTEC SUPPLEMENTAL SAVINGS PLAN

(as amended and restated effective October 21, 2010)

Effective as of November 1, 1994, Cytec Industries Inc. (the “Company”) established the Cytec Supplemental Savings and Profit Sharing Plan. The Cytec Supplemental Savings and Profit Sharing Plan was restated in its entirety effective July 22, 2003, to incorporate amendments made since the last restatement and to permit Eligible Employees to choose the Cytec Stock Fund as a hypothetical investment option.

The Cytec Supplemental Savings and Profit Sharing Plan was amended and restated effective January 1, 2009 and renamed the Cytec Supplemental Savings Plan (the “Plan”). The Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”).

The Plan is amended and restated effective October 21, 2010 in order (i) to incorporate the terms of Amendment No. 1 to the Plan dated as of November 20, 2009 and (ii) to better align the terms of the Plan with the terms of the Savings Plan.

The Plan is intended to constitute an unfunded pension plan that is maintained primarily for a select group of management or highly compensated employees and which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The purpose of the Plan is to provide each Section 401(a)(17) Eligible Employee and each Section 401(a)(17) Participant with the opportunity to defer a portion of their annual Earnings and to receive employer matching contribution, profit sharing contribution and Transition Credits, and to provide Tax Limited Participants with employer contribution amounts that such Tax Limited Participants would otherwise lose under the Savings Plan as a result of the limit on tax Limited Code Sections. The Plan is not a qualified plan under the Code and benefits are paid by or on behalf of the Company.

Notwithstanding anything in the Plan to the contrary, with respect to Grandfathered Amounts, the provisions of the Cytec Supplemental Savings and Profit Sharing Plan, as amended July 22, 2003, and attached hereto as Appendix B, shall apply as to the timing and form of payment, and non-scheduled in-service distributions.

ARTICLE I

Definitions

1.1 “Account Balance” means the sum of the Participant’s salary deferrals, matching contributions, profit sharing contributions, Transition Credits, employer contributions, and earnings credited thereon in accordance with the terms of the Plan.

1.2 “Administrator” means the Vice President of Human Resources of the Company, or any other person or committee selected from time to time by the Board of Directors.

1.3 “Board of Directors” means the Board of Directors of the Company.

1.4 “Change in Control” means:

(a)	For Grandfathered Amounts, “Change in Control” means a change in control of the Company which will be deemed to have occurred if:

(i)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (3) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)	During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 1.4(a)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)	The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquired 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(b)	For non-Grandfathered Amounts, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

(i)	Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(iii)	A majority of the directors of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the directors of the Board prior to the date of the appointment or election; or

(iv)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.

1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6 “Company” means Cytec Industries Inc.

1.7 “Earnings” means earnings as defined in the Savings Plan without consideration of the limit on earnings under Section 401(a)(17) of the Code and without excluding any contributions to this Plan or any other deferred compensation plan.

1.8 “Eligible Employee” means a Section 401(a)(17) Eligible Employee or a Tax Limited Eligible Employee.

1.9 “Employees’ Retirement Plan” means the Cytec Salaried and Nonbargaining Employees’ Retirement Plan, as amended from time to time.

1.10 “Employer” means any of the Company, D’ Aircraft Products, Inc., Cytec Engineered Materials Inc., Cytec Olean Inc., any successors thereto, and any of the Company’s subsidiaries which adopts the Plan with the consent of the Board of Directors.

1.11 “Grandfathered Amount” means that portion of a Participant’s Account Balance that is vested as of December 31, 2004 (adjusted for hypothetical gains and losses after such date).

1.12 “Participant” means a Section 401(a)(17) Participant or a Tax Limited Eligible Participant.

1.13 “Performance Cash” means performance cash paid under the Cytec Industries Inc. 1993 Stock Award and Incentive Plan, as amended, or any successor plan.

1.14 “Period of Service” means a Period of Service as defined under the Savings Plan.

1.15 “Plan” means this Cytec Supplemental Savings Plan, as set forth herein, as amended from time to time.

1.16 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.17 “Savings Plan” means the Cytec Employees’ Savings Plan, as amended from time to time.

1.18 “Section 401(a)(17) Eligible Employee” means any person employed by the Employer whose annual rate of base pay on any December 1 plus target bonus for the following year is equal to or greater than the limit on earnings under Section 401(a)(17) of the Code. The determination of whether an individual first becomes a Section 401(a)(17) Eligible Employee during the calendar year shall be based on the individual’s annual rate of base pay for the remainder of the calendar year.

1.19 “Section 401(a)(17) Participant” means a person who became a Participant pursuant to Section 2.1(a).

1.20 “Separation from Service” occurs on the date that the Participant dies, retires, or otherwise has a termination of employment with the Employer (within the meaning of Treasury Regulation Section 1.409A-1).

1.21 “Tax Limited Code Sections” shall mean Code sections 401(a)(17) or 415 to the extent that such Code sections limit the benefits that may be provided to certain Participants under the Savings Plan.

1.22 “Tax Limited Eligible Employee” means any person employed by the Employer who is not a Section 401(a)(17) Eligible Employee and whose contributions or Earnings (as defined in the Savings Plan) in any given Plan Year exceed one or more of the dollar limits under the Tax Limited Code Sections for such Plan Year.

1.23 “Tax Limited Participant” means a Tax Limited Eligible Employee who becomes a Participant pursuant to Section 2.1(b).

1.24 “Totally and Permanently Disabled” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.25 “Transition Credits” shall have the same meaning as such term has under the Savings Plan.

1.26 “Valuation Date” means each day on which the New York Stock Exchange is open for the trading of securities.

1.27 “Unforeseeable Emergency” means Unforeseeable Emergency as defined in Article IX of the Plan.

1.28 For purposes of the Plan, unless the context requires otherwise, the singular includes the plural, and vice-versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of the Plan unless otherwise specified.

ARTICLE II

Participation

2.1 Election.

(a)

A Section 401(a)(17) Eligible Employee shall become a Participant effective as of the date a profit sharing contribution is credited to the Section 401(a)(17) Eligible Employee’s account pursuant to Article IV or the Section 401(a)(17) Eligible

Employee elects to defer a portion of Earnings to the Plan pursuant to Article III, provided that the employee has been designated as a Section 401(a)(17) Eligible Employee by the Administrator.

(b)	A Tax Limited Eligible Employee shall become a Participant effective as of the date an employer contribution is credited to the Tax Limited Eligible Employee’s account pursuant to Article IV, provided that the employee has been designated as a Tax Limited Eligible Employee by the Administrator.

2.2 Continuance of Participation. After an Eligible Employee becomes a Participant of the Plan, the Eligible Employee shall continue to be an active Participant in the Plan until the first to occur of the following: (i) such Participant’s death, (ii) termination of such Participant’s employment, (iii) such Participant’s Employer ceases to be a member of the controlled group of corporations which includes the Company, or (iv) the Administrator determines that such Participant is no longer eligible to participate in the Plan. Notwithstanding the foregoing, termination of active participation in the Plan shall not affect the Eligible Employee’s right to be credited with any matching, profit sharing contributions and Transition Credits to be made with respect to any period of employment while an Eligible Employee under the Plan.

ARTICLE III

Savings Deferrals

3.1 Deferral Election. With respect to Plan Years beginning after December 31, 2010, prior to the commencement of each Plan Year, a Section 401(a)(17) Participant may elect to defer up to (a) an amount equal to (50 minus X)% of Earnings (excluding bonus and Performance Cash that is earned with respect to such Plan Year); (b) an amount equal to 50% of the Participant’s bonus that is earned during such Plan Year; and (c) an amount equal to 50% of Performance Cash, if any, that is earned by the Participant with respect to such Plan Year. Such deferral limits shall be applied on a per payroll basis. The term “X” shall equal 100 times the amount obtained by dividing (i) the applicable dollar limit under Section 402(g) of the Code for such Plan Year, by (ii) the applicable dollar limit under Section 401(a)(17) of the Code for such Plan Year, rounded up to the next whole number.

A Section 401(a)(17) Eligible Employee may submit an initial deferral election with respect to the Plan to the Administrator within thirty (30) days of the date that such Eligible Employee became an Eligible Employee. A Section 401(a)(17) Participant may not modify a deferral election during the Plan Year. If a Participant takes a hardship withdrawal from the Savings Plan which subjects the Section 401(a)(17) Participant to the requirement that elective deferrals to all plans maintained by the Employer be discontinued, the Section 401(a)(17) Participant’s deferral election will be treated as revoked under the Plan for the entire Plan Years that include the applicable six-month suspension period.

3.2 Matching Contribution. Each Section 401(a)(17) Participant shall receive a matching contribution under this Plan equal to the amount of the matching contribution that would have been made on the Section 401(a)(17) Participant’s behalf under the Savings Plan without giving effect to contributions to either this Plan or any other deferred compensation plan but for the imposition of the limit imposed for that Plan Year under the Tax Limited Code Sections, minus the amount of the employer matching contributions made to Section 401(a)(17) Participants under the Savings Plan for that Plan Year. In no event shall matching contributions under this Plan exceed the amount that is deferred by such Participant for that Plan Year pursuant to the Plan. The matching contribution shall be payable at an administratively convenient time subsequent to the Plan Year, or Separation from Service, if earlier, and shall not be entitled to any interest.

ARTICLE IV

Profit Sharing Contributions and Transition Credits

4.1 Profit Sharing Contributions. Each Section 401(a)(17) Participant and each Section 401(a)(17) Eligible Employee shall receive a profit sharing contribution with respect to each payroll period equal to the amount of the profit sharing contribution that would have been made on the Section 401(a)(17) Eligible Employee’s behalf under the Savings Plan but for the imposition of the limits under the Tax Limited Code Sections less the amount of profit sharing contributions that such Section 401(a)(17) Eligible Employee actually receives in the Savings Plan with respect to that payroll period.

4.2 Transition Credits. Each Section 401(a)(17) Participant shall receive Transition Credits with respect to each payroll period equal to the amount of the Transition Credits that would have been made on the Section 401(a)(17) Participant’s behalf under the Savings Plan but for the imposition of the limits under the Tax Limited Code Sections less the amount of transition credits that such Section 401(a)(17) Eligible Employee actually receives in the Savings Plan with respect to that payroll period.

4.3 Employer Contributions on behalf of Tax Limited Eligible Employees. Each Tax Limited Eligible Employee shall receive an employer contribution after the end of the Plan Year, or Separation from Service, if earlier, equal to the amount of matching contributions, transition credits and profit sharing contributions that the Tax Limited Eligible Employee would have received under the Savings Plan but for the imposition of the limits under the Tax Limited Code Sections less the amount of employer matching contributions, transition credits and profit sharing contributions that such Tax Limited Eligible Employee actually receives in the Savings Plan with respect to such Plan Year. Such matching amount shall be based on the average of the Tax Limited Eligible Employee’s deferral elections under the Savings Plan during the period January 1 through the date the Tax Limited Eligible Employee reaches any one of the limitations in the Tax Limited Code Sections.

ARTICLE V

Participant Accounts

5.1 Establishment; Crediting of Amounts Deferred. An account will be established for each Section 401(a)(17) Participant to reflect the amount credited to a Section 401(a)(17) Participant as a deferral pursuant to Section 3.1 of the Plan on the approximate date on which such amounts would have been paid to the Section 401(a)(17) Participant but for the Section 401(a)(17) Participant’s election to defer receipt hereunder, as well as the amount of matching contribution, profit sharing contribution and Transition Credits which is credited to the Section 401(a)(17) Participant’s hypothetical Account Balance pursuant to Section 3.2 of the Plan and Article IV of the Plan, respectively.

An account will be established for each Tax Limited Participant to reflect the amount credited to a Tax Limited Participant as an Employer contribution pursuant to Section 4.3 of the Plan.

The amounts of hypothetical income and appreciation and depreciation in value of such hypothetical Account Balance will be credited and debited to, or otherwise reflected in, such hypothetical Account Balance on a daily basis. Unless otherwise determined by the Administrator, amounts credited to a hypothetical Account Balance shall be deemed to be invested in a hypothetical investment as of the date of deferral, the matching contribution, the profit sharing contribution, the Transition Credits or the Employer contribution.

5.2 Hypothetical Investment Options. Amounts credited to a Participant’s Account Balance shall be deemed to be invested, at the Participant’s direction, in one or more investment options as may be specified from time to time by the Administrator on Appendix A. The Administrator may change or discontinue any hypothetical investment option available under the Plan in its discretion; provided, however, that, subject to the authority of the Administrator to disregard the directions of any Participant, each affected Participant is given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of the Participant’s Account deemed invested in the discontinued investment option among the other hypothetical investment options, including any replacement option. In the event that a Participant does not provide investment directions, such Participant’s Account Balance shall be deemed invested in the age-appropriate Target Retirement Investment Fund — the Target Retirement Investment Fund closest to the Participant’s normal retirement date.

5.3 Allocation and Reallocation of Hypothetical Investments. A Participant may allocate amounts credited to the Participant’s Account Balance to one or more of the hypothetical investment options authorized under the Plan. Subject to the rules established by the Administrator, a Participant may reallocate amounts credited to the Participant’s Account Balance as of any Valuation Date up to ten (10) times per calendar quarter, in accordance with the directions provided by the Administrator for making such change no later than the date specified by the Administrator for effecting a change as of a particular valuation date. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment options or specify minimum amounts that may be allocated or reallocated by Participants. In the event that a Participant allocates amounts credited to the Participant’s Account Balance to the Cytec Stock Fund, such Participant shall not be permitted to reallocate such amounts.

5.4. Trusts. The Company may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and initially deposit therein amounts of cash or other property not exceeding the amount of the Company’s obligations with respect to a Participant’s account established under this Article V of the Plan. In such case, the amounts of income, appreciation and depreciation in value of such Account Balance shall be determined by the Administrator, based upon the hypothetical investment elections made by Participants. Other provisions of the Plan notwithstanding, the timing of allocations and reallocations of assets in such Account Balance, and the investment options available with respect to such Account Balance, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust, all as determined in the sole discretion of the Administrator. The Trust’s investment vehicles may include such other assets as may be selected from time to time.

ARTICLE VI

Vesting

6.1 Salary Deferrals. Account Balances attributable to a Participants’ salary deferrals under Section 3.1 of the Plan shall be fully vested at all times.

6.2 Matching Contributions, Profit Sharing Contributions, Transition Credits and Employer Contributions. If a Participant’s account balance under the Cytec Employees Savings and Profit Sharing Plan is transferred to the Savings Plan, such Participant shall be fully vested in the Participant’s Account Balance attributable to matching contributions, profit sharing contributions, Transition Credits and Employer contributions. All other Participants shall be fully vested in the Account Balance attributable to matching contributions, profit sharing contributions, Transition Credits and Employer contributions on the date of such contributions if such Participant has completed two one-year Periods of Service as of that date, and otherwise will be fully vested in all such contributions after such Participant has completed two one-year Periods of Service. In the event that the Participant terminates from employment prior to completing two Periods of Service, the portion of the Participant’s Account Balance that is not fully vested as of such date shall be forfeited.

Notwithstanding the foregoing, a Participant shall be fully vested in the Participant’s Account Balance attributable to matching contributions, profit sharing contributions, Transition Credits Employer contributions upon attainment of age 65, death, a determination that the Participant is Totally and Permanently Disabled, or a Change in Control.

ARTICLE VII

Death Benefits

Upon the death of the Participant, the Participant’s entire Account Balance shall become fully vested and shall be paid to the Participant’s designated beneficiary in a lump sum ninety days after the date of the Participant’s death. If the Participant fails to designate a beneficiary, the Account Balance shall be distributed to the Participant’s estate.

ARTICLE VIII

Form and Time of Distribution

8.1 Time of Payment. If a Section 401(a)(17) Participant elects to have the Section 401(a)(17) Participant’s Account Balance paid in a lump sum, distribution of the Section 401(a)(17) Participant’s Account Balance will be made six months after the Section 401(a)(17) Participant Separates from Service, provided that in no event will payment be made later than the fifteenth day of the third calendar month following the date on which the Section 401(a)(17) Participant has been Separated from Service for six months. If a Section 401(a)(17) Participant elects to have the Section 401(a)(17) Participant’s Account Balance paid in annual installments, the first installment payment will be made six months after the Section 401(a)(17) Participant Separates from Service, provided that in no event will the first installment payment be made later than the fifteenth day of the third calendar month following the date on which the Section 401(a)(17) Participant has been Separated from Service for six months. Subsequent installment payments will be paid on the twelve month anniversary of the date that the Section 401(a)(17) Participant has been Separated from Service for six months.

A Tax Limited Participant’s Account Balance will be paid in a lump sum six months after the Tax Limited Participant Separates from Service, provided that in no event will payment be made later than the fifteenth day of the third calendar month following the date on which the Tax Limited Participant has been Separated from Service for six months.

8.2 Form of Distribution. The Section 401(a)(17) Participant’s Account Balance with respect to each Plan Year commencing with 2005, as adjusted for hypothetical gains and losses, shall be distributed in accordance with the Section 401(a)(17) Participant’s election for that Plan Year. The Participant may choose between five, ten or fifteen annual installments, or a lump sum payment. In the event the Section 401(a)(17) Participant chooses to have the Account Balance with respect to any Plan Year distributed in annual installments, each payment shall equal the Section 401(a)(17) Participant’s Account Balance as of the business day immediately preceding the date on which the installment payment will be made divided by the number of installment payments remaining in the elected installment period, less any applicable withholding. For purposes of the Plan, the annual installment option shall be treated as a single payment.

The Administrator shall solicit a distribution election with respect to deferrals, matching contributions, profit sharing contributions and Transition Credits for each Plan Year from every Section 401(a)(17) Participant by December 31 of the preceding Plan Year. Section 401(a)(17) Eligible Employees who become Section 401(a)(17) Participants after January 1, shall make a distribution election within the thirty day period after they become Section 401(a)(17) Participants. If a Section 401(a)(17) Participant fails to make a distribution election for any Plan Year, the Section 401(a)(17) Participant’s Account Balance with respect to that Plan Year, as adjusted for hypothetical income and losses, shall be paid in annual installments over a five-year period.

A Section 401(a)(17) Participant may change a distribution election as to the payment schedule for the Section 401(a)(17) Participant’s Account Balance with respect to any Plan Year commencing with the 2005 Plan Year provided that such election is changed one year prior to the date that distribution of the Section 401(a)(17) Participant’s Account Balance for that Plan Year would commence, or be paid, and distribution under the new payment schedule shall not commence, or be paid, until five years after the date that distribution of the Section 401(a)(17) Participant’s Account Balance for that Plan Year would have commenced, or been paid, but for the change in payment schedule. A Section 401(a)(17) Participant may change a distribution election for Grandfathered Amounts in accordance with the provisions set forth in Appendix B.

A Tax Limited Participant’s Account Balance will be paid in a lump sum.

8.3 Lump Sum Distribution of Small Amounts. If the Participant’s Account Balance as of the date of Separation from Service is under the amount specified in Section 402(g) of the Code, the Administrator shall immediately distribute the Participant’s Account Balance in a lump sum, less any applicable withholding, notwithstanding the terms of a Section 401(a)(17)

Participant’s installment election pursuant to Section 8.2 of the Plan. For purposes of determining whether a Participant’s Account Balance is payable under this Section 8.3 of the Plan, all plans of the Employer that are required to be aggregated pursuant to Section 409A of the Code, shall be aggregated. In the event that an amount is payable under this Section 8.3 of the Plan, benefits under all similar plans must be paid to the Participant at the same time as the Participant’s Account Balance is paid.

8.4 Change in Control. Notwithstanding Section 8.1 of the Plan, in the event of a Change in Control, the Participant’s Account Balance as of the date of such Change in Control (or, if later, as of the date of distribution) will be distributed immediately in a single lump sum but in no event later than the ninetieth day following the Change in Control. Such distribution will include hypothetical income, appreciation and depreciation computed in accordance with Section 5.2 of the Plan through the Valuation Date preceding the date of distribution. Such distribution shall not affect the Participant’s continuing membership in the Plan under Section 2.2 of the Plan.

ARTICLE IX

Unforeseeable Emergencies

Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has suffered an Unforeseeable Emergency, then the Administrator may authorize a distribution hereunder from such Participant’s non-Grandfathered Amount Account Balance on account of such Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from:

(a)	A sudden and unexpected illness or accident of the Participant or of the Participant’s spouse, beneficiary or dependent (as defined in Section 152(a) of the Code);

(b)	The loss of a Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance);

(c)	Imminent foreclosure of or eviction from the Participant’s primary residence;

(d)	The need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication;

(e)	The need to pay for the funeral expenses of the Participant’s spouse, beneficiary or dependent (as defined in Section 152(a) of the Code); and

(f)	Other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, and the Administrator has the sole and exclusive ability to determine whether such an Unforeseeable Emergency exists, but, in any case, an Unforeseeable Emergency may not be made to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise (without regard to a loan or a withdrawal from the Savings Plan or any other qualified plan maintained by the Company), or (b) by liquidation of the Participant’s assets, to the extent that the liquidation of assets would not itself cause severe financial hardship. The amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Distributions on account of an Unforeseeable Emergency shall be made ninety days following the date on which the request for a distribution is approved by the Administrator.

If, upon the written application of a Participant, the Administrator determines that the Participant has suffered a hardship within the meaning of Appendix B, then the Administrator may authorize a distribution from such Participant’s Grandfathered Amounts hereunder on account of such hardship in accordance with the provisions of Appendix B.

ARTICLE X

Administration

10.1 Administrator. The Administrator shall supervise the daily management and administration of the Plan. The Administrator shall serve without compensation.

10.2 Responsibilities and Powers of the Administrator.

The Administrator shall have the responsibility:

(a)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Administrator hereby or necessary to carry out the provisions thereof:

(b)	To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan; and

(c)	To construe the Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

10.3 Operation of the Administrator. In carrying out the Administrator’s functions hereunder:

(a)	The Administrator may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof;

(b)	Written records shall be kept of all acts and decisions;

(c)	The Administrator may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a fiduciary;

(d)	The Administrator shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as the Administrator, in the Administrator’s sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of the Administrator’s duties; and

(e)	The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant’s Account and transactions therein not less frequently than once each calendar quarter.

10.4 Claim and Appeal Procedure. The Administrator shall provide adequate notice in writing to any Participant or to any beneficiary (the “Claimant”) whose claim for benefits under the Plan has been denied. The Administrator’s notice to the Claimant shall set forth:

(a)	The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c)	A description of any additional material and information that is needed;

(d)	That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that the Claimant’s failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive; and

(e)	The name and address to whom the Claimant may forward an appeal.

If the Claimant should appeal to the Administrator, the Claimant, or the Claimant’s duly authorized representative, may submit, in writing, whatever issues and comments the Claimant or the Claimant’s duly authorized representative feels are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review. The Administrator’s notice to the Claimant shall set forth:

(i)	The specific reason for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; and

(iv)	A statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

10.5 Indemnification. In addition to any other indemnification that a fiduciary, including but not limited to the Administrator, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to the Plan under any aspects of the law.

ARTICLE XI

Miscellaneous

11.1 Benefits Payable by the Employer. All benefits payable under the Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer or, if applicable, from a grantor trust established by the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting its obligations under the Plan. Any such investments shall be assets of the Employer subject to claims of its general creditors. No person eligible for a benefit under the Plan shall have any right, title to or interest in any such investments.

11.2 Amendment or Termination.

(a)	The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan in accordance with this Section 11.2 of the Plan. No such action by the Board of Directors shall reduce a Participant’s Account Balance as of the time thereof. The provisions of this Section 11.2 of the Plan prohibiting an action by the Board of Directors which would reduce a Participant’s Account Balance cannot be amended without the consent of all Participants (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or by such other committee or persons to whom the Board of Directors has specifically delegated the authority to make such amendment.

(b)	If the Plan is terminated, a determination shall be made of each Participant’s Account Balance as of the Plan termination date (determined in accordance with Section 11.2(a)).

11.3 Status of Employment. Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Participant or to treat the Participant without regard to the effect which such treatment might have upon the Participant as a Participant of the Plan.

11.4 Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent legally appointed person as the Administrator might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

11.5 Tax Withholding. The Company and any subsidiary or affiliated entity shall have the right to deduct from amounts otherwise payable in settlement of an Account Balance and any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

11.6 Limitation. A Participant and a Beneficiary shall assume all risk in connection with any decrease in value of the Account Balance and neither the Company or any subsidiary or affiliated entity, the Committee nor the Administrator shall be liable or responsible therefor.

11.7 Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and male references shall include female and neuter, and vice versa.

11.8 Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

11.9 Status. The establishment and maintenance of, or allocations and credits to, the Account Balance of any Participant shall not vest in any Participant any right, title or interest in and to any specific assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

11.10 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

11.11 Governing Law. Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

*        *        *

/s/ Roy Smith	October 21, 2010
ROY SMITH	DATE

/s/ Marilyn R. Charles	October 21, 2010
MARILYN R. CHARLES	DATE

APPENDIX A

The following Investment Options have been selected by the Administrator for the hypothetical investment of a Participant’s Account Balance:

Cytec Stock Fund

Vanguard Prime Money Market Fund

Vanguard LIFEStrategy Fund Conservative Growth Portfolio

Vanguard LIFEStrategy Fund Growth Portfolio

Vanguard Balanced Index Fund

Vanguard Index Trust – 500 Portfolio

Vanguard Explorer Fund

Vanguard International Growth Portfolio

Vanguard Target Retirement Funds

Vanguard PRIMECAP Fund

Vanguard Total Bond Market Index Fund

Vanguard Equity Income Fund

Vanguard Mid-Cap Index Fund

Vanguard Small-Cap Index Fund

APPENDIX B

Cytec Supplemental Savings and Profit Sharing Plan effective as of July 22, 2003.